Filed Pursuant to Rule 433

Registration No. 333-249743

FINAL TERM SHEET

Dated February 1, 2021

2.450% Notes due 2032

3.400% Notes due 2041

3.700% Notes due 2051

4.000% Notes due 2061

Issuer:	Altria Group, Inc.

Guarantor:	Philip Morris USA Inc.

Aggregate Principal Amount:	2032 Notes: $1,750,000,000 2041 Notes: $1,500,000,000 2051 Notes: $1,250,000,000 2061 Notes: $1,000,000,000

Maturity Date:	2032 Notes: February 4, 2032 2041 Notes: February 4, 2041 2051 Notes: February 4, 2051 2061 Notes: February 4, 2061

Coupon:	2032 Notes: 2.450% 2041 Notes: 3.400% 2051 Notes: 3.700% 2061 Notes: 4.000%

Interest Payment Dates:

2032 Notes: Semi-annually on February 4 and August 4, commencing August 4, 2021
2041 Notes: Semi-annually on February 4 and August 4, commencing August 4, 2021

2051 Notes: Semi-annually on February 4 and August 4, commencing August 4, 2021

2061 Notes: Semi-annually on February 4 and August 4, commencing August 4, 2021

Price to Public:	2032 Notes: 99.895% of principal amount 2041 Notes: 99.411% of principal amount 2051 Notes: 99.265% of principal amount 2061 Notes: 99.190% of principal amount

Benchmark Treasury:	2032 Notes: 0.875% UST due November 15, 2030 2041 Notes: 1.375% UST due November 15, 2040 2051 Notes: 1.375% UST due August 15, 2050 2061 Notes: 1.375% UST due August 15, 2050

Benchmark Treasury Yield:	2032 Notes: 1.081% 2041 Notes: 1.661% 2051 Notes: 1.861% 2061 Notes: 1.861%

Spread to Benchmark Treasury:	2032 Notes: +138 bps 2041 Notes: +178 bps 2051 Notes: +188 bps 2061 Notes: +218 bps

Yield to Maturity:	2032 Notes: 2.461% 2041 Notes: 3.441% 2051 Notes: 3.741% 2061 Notes: 4.041%

Optional Redemption:

2032 Notes: Make-whole call at T+20 bps prior to November 4, 2031; par call on or after November 4, 2031

2041 Notes: Make-whole call at T+25 bps prior to August 4, 2040; par call on or after August 4, 2040

2051 Notes: Make-whole call at T+30 bps prior to August 4, 2050; par call on or after August 4, 2050

2061 Notes: Make-whole call at T+35 bps prior to August 4, 2060; par call on or after August 4, 2060

Trade Date:	February 1, 2021

Settlement Date (T+3):	February 4, 2021. It is expected that delivery of each series of Notes will be made against payment therefor on or about February 4, 2021, which is the third business day following the date hereof (such settlement cycle being referred to as “T+3”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to the second business day before delivery thereof will be required, by virtue of the fact that the Notes will initially settle in T+3, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

CUSIP / ISIN:	2032 Notes: CUSIP: 02209S BL6 ISIN: US02209SBL60 2041 Notes: CUSIP: 02209S BM4 ISIN: US02209SBM44 2051 Notes: CUSIP: 02209S BN2 ISIN: US02209SBN27 2061 Notes: CUSIP: 02209S BP7 ISIN: US02209SBP74

Listing:	None.

Joint Book-Running Managers:	Credit Suisse Securities (USA) LLC Deutsche Bank Securities Inc. Morgan Stanley & Co. LLC Mizuho Securities USA LLC

Senior Co-Managers:

Barclays Capital Inc.

Citigroup Global Markets Inc.

Goldman Sachs & Co. LLC

J.P. Morgan Securities LLC

Santander Investment Securities Inc.

Scotia Capital (USA) Inc.

U.S. Bancorp Investments, Inc.

Wells Fargo Securities, LLC

Co-Managers:	Intesa Sanpaolo S.p.A. PNC Capital Markets LLC Academy Securities, Inc. Loop Capital Markets LLC Siebert Williams Shank & Co., LLC

The issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement each with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, that preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the preliminary prospectus supplement upon your request by calling Credit Suisse Securities (USA) LLC toll free at 1-800-221-1037; Deutsche Bank Securities Inc. toll free at 1-800-503-4611; Morgan Stanley & Co. LLC toll free at 1-866-718-1649; or Mizuho Securities USA LLC toll free at 1-866-271-7403.